EXHIBIT 23 (b)

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors of Newhall Management Corporation

And Partners of The Newhall Land and Farming Company:

We consent to the incorporation by reference in the registration statements on Form S-8 (Numbers 033-53767, 033-53769, 033-58171, 333-15303 and 333-57591) of The Newhall Land and Farming Company of our report dated January 16, 2001, with respect to the consolidated balance sheet of The Newhall Land and Farming Company and subsidiaries as of December 31, 2000, and the related consolidated statements of income, changes in partners’ capital, and cash flows for each of the years in the two-year period ended December 31, 2000, which report appears in the December 31, 2001, annual report on Form 10-K of The Newhall Land and Farming Company.

/S/ KPMG LLP

Los Angeles, California

March 28, 2002